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EXHIBIT (21) - SUBSIDIARIES OF REGISTRANT

     Bank of Raleigh, a state banking corporation wholly owned by registrant.

     National Bank of Summers of Hinton, a national banking corporation wholly owned by registrant.

     Greenbrier Valley National Bank, a national banking corporation wholly owned by registrant.

     First National Bank in Marlinton, a national banking corporation wholly owned by registrant.

     The Twentieth Street Bank, a state banking corporation wholly owned by registrant.



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